Exhibit 10.2

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

)
In the Matter of	)
	)	ORDER TO
CAPE FEAR BANK	)	CEASE AND DESIST
WILMINGTON, NORTH CAROLINA	)
	)	FDIC-09-005b
(Insured State Nonmember Bank))
)

Cape Fear Bank, Wilmington, North Carolina (“Bank”), having been advised of its right to a Notice of Charges and of Hearing detailing the unsafe or unsound banking practices and violations of law and/or regulations alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with a representative for the Legal Division of the Federal Deposit Insurance Corporation (“FDIC”), and the North Carolina Commissioner of Banks (the “Commissioner”), dated February 17, 2009, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC and the Commissioner.

The FDIC and the Commissioner considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices and had committed violations of law and/or regulations. The Commissioner may issue an order to cease and desist pursuant to N.C. Gen. Stat. § 53-107.1 (2005).

The FDIC and the Commissioner, therefore, accepted the CONSENT AGREEMENT and issued the following:

ORDER TO CEASE AND DESIST

IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns cease and desist from the following unsafe and unsound banking practices and violations of law and/or regulations, as found in the FDIC Report of Examination dated October 6, 2008 (“ROE”) and to the extent continuing as of the date of this ORDER:

(a)	Operating with a board of directors (“Board”) that has failed to provide adequate supervision over and direction to the Management of the Bank

(b)	Operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits;

(c)	Operating with inadequate equity capital and reserves in relation to the volume and quality of assets held by the Bank;

(d)	Operating with a large volume of poor quality loans;

(e)	Operating with hazardous lending and lax collection practices;

(f)	Operating with inadequate liquidity and funds management practices;

(g)	Operating with inadequate liquidity in light of the Bank’s asset and liability mix.

(h)	Operating with a business strategy that has resulted in unprofitable operations and poor asset quality;

(i)	Operating in violation of laws and regulations as more fully described on page 19 of the ROE.

IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

1. BOARD OF DIRECTORS

(a) Within 60 days from the effective date of this ORDER, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. The Board shall prepare in advance and follow a detailed written agenda for each meeting, including consideration of the actions of any committees. Nothing in the foregoing sentences shall preclude the Board from considering matters other than those contained in the agenda. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and individual committee actions. Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

(b) Within 30 days from the effective date of this ORDER, the Board shall establish a Board committee (“Directors’ Committee”), consisting of at least four members, to oversee the Bank’s compliance with the ORDER. Three of the members of the Directors’ Committee shall not be officers of the Bank. The Directors’ Committee shall receive from Bank management monthly reports detailing the Bank’s actions with respect to compliance with the ORDER. The Directors’ Committee shall present a report detailing the Bank’s adherence to the ORDER to the Board at each regularly scheduled Board meeting. Such report shall be recorded in the appropriate minutes of the Board’s meeting and shall be retained in the Bank’s records.

Establishment of this committee does not in any way diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

2. MANAGEMENT

(a) During the life of this ORDER, the Bank shall notify the Regional Director of the FDIC’s Atlanta Regional Office (“Regional Director”) and the Commissioner (collectively, “Supervisory Authorities”), in writing, of the resignation or termination of any of the Bank’s directors or senior executive officers. Prior to the addition of any individual to the Board or the employment of any individual as a senior executive officer, the Bank shall comply with the requirements of Section 32 of the Act, 12 U.S.C. § 1831i, and Subpart F of Part 303 of the FDIC Rules and Regulations, 12 C.F.R. §§ 303.100-303.104.

(b) Within 60 days from the effective date of this ORDER, the Bank shall develop and approve a written analysis and assessment of the Bank’s management and staffing needs (“Management Plan”) for the purpose of providing qualified management for the Bank. The Management Plan shall include, at a minimum:

(i) identification of both the type and number of officer positions needed to properly manage and supervise the affairs of the Bank;

(ii) identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;

(iii) annual written evaluations of all Bank officers, and in particular the chief executive officer, chief banking officer, chief credit officer, and the chief financial officer, and staff members to determine whether these individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including, but not limited to, adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition; and

(iv) a plan to recruit and hire any additional or replacement personnel, identified by the Board, with the requisite ability, experience and other qualifications to fill those officer or staff member positions consistent with the needs identified in the Management Plan;

(c) The written Management Plan and any subsequent modification thereto shall be submitted to the Supervisory Authorities for review and comment. No more than 30 days from the receipt of any comment from the Supervisory Authorities, and after consideration of such comment, the Board shall approve the written Management Plan and/or any subsequent modification thereto which approval shall be recorded in the minutes of the Board. Thereafter, the Bank and its institution-affiliated parties shall implement and follow the written Management Plan and/or any subsequent modification.

3. CAPITAL

(a) Within thirty days from the effective date of this ORDER, the Bank shall develop a detailed capital plan that shall return the Bank to “well capitalized” status, as defined by section 325.103(b)(1) of the FDIC’s Rules and Regulations, 12 C.F.R. § 325.103(b)(1). The plan shall ensure maintenance of adequate capital levels in relation to the Bank’s risk profile and disclose planned asset growth and funding sources.

(b) Within 120 days from the effective date of this ORDER, the Bank shall have Tier 1 capital in such an amount as to equal or exceed six (6.00) percent of the Bank’s total assets and total risk based capital in such an amount as to equal or exceed ten (10.00) percent of the Bank’s total risk weighted assets. Thereafter, the Bank shall maintain Tier 1 capital and total risk based capital ratios equal to or exceeding six (6.00) and ten (10.00) percent, respectively, during the life of this ORDER.

(c) The level of Tier 1 capital and total risk based capital to be maintained during the life of this ORDER pursuant to Subparagraph 3(a) shall be in addition to a fully funded ALLL, the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(d) Any increase in Tier 1 capital and total risk based capital necessary to meet the requirements of Paragraph 3 of this ORDER may be accomplished by the following:

(i) the sale of common stock; or

(ii) the sale of noncumulative perpetual preferred stock; or

(iii) the direct contribution of cash by the Board, shareholders, and/or parent holding company; or

(iv) any other means acceptable to the Supervisory Authorities; or

(v) any combination of the above means.

Any increase in Tier 1 capital and total risk based capital necessary to meet the requirements of Paragraph 3 of this ORDER may not be accomplished through a deduction from the Bank’s ALLL.

(e) For the purposes of this ORDER, the terms “Tier 1 capital”, “total risk based capital”, “total assets”, and “total risk weighted assets” shall have, the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325.

4. ASSET AND LIABILITY MANAGEMENT POLICY

Within 60 days from the effective date of this ORDER, the Bank shall revise, adopt, and implement its written funds management policy to provide effective guidance and control over the Bank’s funds management activities, which policy shall include, at a minimum, revisions to address all items of criticism enumerated on pages 16 and 17 of the ROE. Such policy and its implementation shall be in a form and manner acceptable to the Supervisory Authorities.

5. BROKERED DEPOSITS

Beginning with the effective date of this ORDER, and so long as this ORDER is in effect, the Bank shall not accept, renew, or rollover brokered deposits without obtaining a brokered deposit waiver approved by the FDIC pursuant to section 29 of the Act, 12 U.S.C. § 1831f. For purposes of this ORDER, brokered deposits are defined as described in section 337.6(a)(2) of the FDIC’s Rules and Regulations to include any deposits funded by third party agents or nominees for depositors, including deposits managed by a trustee or custodian when each individual beneficial interest is entitled to or asserts a right to federal deposit insurance.

6. REDUCE CONCENTRATIONS OF CREDIT

Within 60 days from the effective date of this ORDER, the Bank shall perform a risk segmentation analysis with respect to the Concentrations of Credit listed on page 30 of the ROE. A copy of this analysis will be provided to the Supervisory Authorities. The Board agrees to develop a plan to reduce the CRE concentration and any segment of the portfolio that the Supervisory Authorities deem to be an undue concentration of credit in relation to the Bank’s capital account. The plan and its implementation shall be in a form and manner acceptable to the Supervisory Authorities, as determined through separate correspondence or at subsequent examinations and/or visitations.

7. CHARGE-OFF

(a) Within 10 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” and

50 percent of all assets or portions of assets classified “Doubtful” in the ROE that have not been previously collected or charged-off. Additionally, while this ORDER remains in effect, the Bank shall, within 30 days of the receipt of any official Report of Examination of the Bank from the FDIC or the Commissioner, eliminate from its books, by collection, charge-off, or other proper entries, the remaining balance of any assets classified “Loss” and 50 percent of those classified “Doubtful” unless otherwise approved in writing by the Supervisory Authorities. Elimination of these assets through proceeds of other loans made by the Bank is not considered collection for purposes of this paragraph.

(b) Within 60 days from the effective date of this ORDER, the Bank shall submit to the Supervisory Authorities, for review and comment, a written plan to reduce the Bank’s risk position in each asset in excess of $300,000, which is classified “Substandard” or “Doubtful” in the ROE. Within 10 days from the receipt of any comment from the Supervisory Authorities, and after due consideration of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the minutes of a board of directors’ meeting. Thereafter, the Bank shall implement and follow this plan.

(c) The plan mandated by this paragraph shall include, but not be limited to, the following:

(i) the dollar levels to which risk in each classified asset will be reduced;

(ii) a description of the risk reduction methodology to be followed;

(iii) provisions for the submission of written monthly progress reports to the Board;

(iv) provisions mandating board review of said progress reports; and

(v) provisions for the mandated review to be recorded by notation in the minutes of Board meetings.

(d) The requirements of subparagraphs 7(b) and (c) of this ORDER are not to be construed as standards for future operations. The Bank shall eventually reduce the total of all adversely classified assets. Reduction of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph. As used in subparagraphs 7(b) and (c), the word “reduce” means:

(i) to collect;

(ii) to charge-off; or

(iii) to sufficiently improve the quality of assets adversely classified to warrant removing any adverse classification, as determined by the Supervisory Authorities.

8. NO ADDITIONAL CREDIT

(a) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss” or “Doubtful” and remains uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing (after collection in cash of interest then due from the borrower) any credit already extended to any borrower.

(b) During the life of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or in part, “Substandard” and remains uncollected.

(c) Should the Bank determine that failure to extend further credit to a particular borrower under Paragraph 8(b) would be detrimental to the best interests of the Bank, the majority of the Board, or a designated committee thereof, shall approve the extension and certify, in writing:

(i) why the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;

(ii) that the Bank’s position would be improved thereby; and

(iii) how the Bank’s position would be improved.

The signed certification shall be made a part of the minutes of the Board or designated committee, and a copy of the signed certification shall be retained in the borrower’s credit file.

9. LENDING AND COLLECTION POLICIES

(a) Within 90 days from the effective date of this ORDER, the Bank shall revise, adopt, and implement written lending and collection policies to provide effective guidance and control over the Bank’s lending function. Such polices and their implementation shall be in a form and manner acceptable to the Supervisory Authorities.

(b) The initial revisions to the Bank’s loan policy and practices, required by this paragraph, at a minimum, shall include the following:

(i) provisions which prohibit concentrations of credit in excess of 25 percent of the Bank’s Tier 1 Capital to any borrower and that borrower’s related interests;

(ii) provisions which provide effective guidance, monitoring and control over the Bank’s commercial real estate lending function, address the weaknesses related to the Bank’s CRE lending activities, as detailed in the ROE, and provide for a planned material reduction in the volume of funded and unfunded CRE loans as a percentage of Tier 1 capital.

(iii) provisions which establish an effective credit administration and underwriting system and require that all necessary supporting documentation, or evidence thereof, is obtained prior to the extension of any loan or additional credit by the Bank.

10. ELIMINATE/CORRECT ALL VIOLATIONS OF LAW

Within 60 days from the effective date of this ORDER, the Bank shall take steps necessary, consistent with sound banking practices, to eliminate and/or correct violations of laws, regulations and contraventions of policy cited on page 19 of the ROE. In addition, within 60 days from the effective date of the ORDER, the Bank shall adopt and implement appropriate procedures to ensure future compliance with all applicable laws, regulations and statements of policy.

11. STRATEGIC PLAN AND BUDGET

(a) Within 90 days from the effective date of this ORDER, the Bank shall formulate and implement a written plan to improve and/or sustain Bank earnings for the years 2009 through 2011. This plan shall be forwarded to the Supervisory Authorities for review and comment and shall address, at a minimum, the following:

(i) goals and strategies for improving and sustaining the earnings of the Bank;

(ii) the major areas in, and means by which the Bank will seek to improve the Bank’s operating performance;

(iii) realistic and comprehensive budgets;

(iv) a budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections;

(v) the operating assumptions that form the basis for, and adequately support, major projected income and expense components; and

(vi) coordination of the Bank’s loan, investment, and operating policies and budget and profit planning with the funds management policy.

(b) Following the end of each calendar quarter, the Board shall evaluate the Bank’s actual performance in relation to the plan required by this paragraph and shall record the results of the evaluation, and any actions taken by the Bank in the minutes of the Board meeting at which such evaluation is undertaken.

(c) Thereafter, the Bank shall formulate such a plan and budget by January 1 of each subsequent year. These plans and budgets shall be submitted to the Supervisory Authorities for review and comment by December 15 of each subsequent year.

12. POLICY FOR INTERNAL ROUTINE AND CONTROL

Within 120 days from the effective date of this ORDER, the Bank shall develop an internal audit program that establishes procedures to protect the integrity of the Bank’s operational and accounting systems. The program shall be in a form and manner acceptable to the Supervisory Authorities.

13. CASH DIVIDENDS

The Bank shall not pay cash dividends without the prior written consent of the Supervisory Authorities.

14. PROGRESS REPORTS

Within 30 days of the end of the first quarter following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Supervisory Authorities have released the Bank in writing from making further reports.

This ORDER shall become effective immediately upon the date of its issuance. The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC. Pursuant to delegated authority.

Dated at Atlanta, Georgia, this 24th day of February, 2009.

/s/ Mark S. Schmidt
Mark S. Schmidt
Regional Director
Atlanta Region
Federal Deposit Insurance Corporation

The North Carolina Commissioner of Banks having duly approved the foregoing ORDER, and the Bank, through its Board, agree that the issuance of the said ORDER by the Federal Deposit Insurance Corporation shall be binding as between the Bank and the Commissioner to the same degree and legal effort that such ORDER would be binding on the Bank if the Commissioner had issued a separate ORDER that included and incorporated all of the provisions of the foregoing ORDER pursuant to the provisions of N.C. Stat. § 53-107.1(2005).

Dated this 24th day of February, 2009.

/s/ Joseph A. Smith, Jr. Joseph A. Smith, Jr.
Commissioner of Banks
State of North Carolina